Exhibit 10.1
CAPITAL ONE FINANCIAL CORPORATION
2004 Stock Incentive Plan
Restricted Stock Unit Award Agreement

THIS NOTICE OF RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Grant Notice” and, together with the Terms and Conditions (as defined below), (the “Agreement”) between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One” or the “Company”), and you, is made pursuant and subject to the provisions of the Company’s 2004 Stock Incentive Plan, as amended and restated (the “Plan”). All capitalized terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless otherwise defined herein.

WHEREAS, Article 8 of the Plan provides for the award from time to time in the discretion of the Committee of Restricted Stock Units, representing shares of common stock of Capital One, $.01 par value per share (“Common Stock”), the vesting and issuance of which is subject to conditions set forth on the following pages (the “Terms and Conditions”).

1Award Summary.

Grantee (“you”):	[Name]
“Date of Grant”:	May 2, 2024
Number of “Restricted Stock Units”:	[# of Units]

2Vesting Summary. The Units shall vest on the first anniversary of the Date of Grant (the “Vesting Date”), as outlined in the Terms and Conditions.

3Acceptance and Agreement by Participant.

IN WITNESS WHEREOF, CAPITAL ONE FINANCIAL CORPORATION has caused this Agreement to be signed on its behalf.

CAPITAL ONE FINANCIAL CORPORATION

By:

____________________________________
Kaitlin Haggerty
Chief Human Resources Officer

PARTICIPANT

By: [Name]
SIGNED BY ELECTRONIC SIGNATURE

BY ELECTRONICALLY ACCEPTING THE AWARD, YOU AGREE THAT (i) SUCH ACCEPTANCE CONSTITUTES YOUR ELECTRONIC SIGNATURE IN EXECUTION OF THIS AGREEMENT; (ii) YOU AGREE TO BE BOUND BY THE PROVISIONS OF THE PLAN AND THIS AGREEMENT; (iii) YOU HAVE REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE AWARD AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THE PLAN AND THIS AGREEMENT; (iv) YOU HAVE BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN; AND (v) YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN AND THIS AGREEMENT.

* * * * *

TERMS AND CONDITIONS

1. Grant of Restricted Stock Units. Pursuant and subject to the terms and conditions set forth in this Agreement and in the Plan, Capital One hereby grants to you [# Units] Restricted Stock Units (the “Restricted Stock Units”). The Restricted Stock Units shall vest, and the shares of common stock of the Company, $.01 par value per share (the “Shares”), underlying the Restricted Stock Units shall be issuable, only in accordance with the provisions of this Agreement and of the Plan.

2. Issuance of Common Stock.

(a) Vesting. Except as provided in Sections 2(b) and 2(c) below, all Restricted Stock Units shall, to the extent not previously vested or forfeited as provided herein, vest on the first anniversary of the Date of Grant.

The vesting of the Restricted Stock Units and the issuance of the underlying Shares shall be subject to Sections 6 through Section 9 of this Agreement.

(b) Share Issuance.

(i) Mandatory Deferral. To the extent that your stock ownership requirement has not been met, as determined by the Committee, the underlying Shares shall not be issued to you or be assignable or transferable by you until the date of termination of your service as a Director of the Company (the “Termination Date”), as provided in Section 2(c) below.

(ii) Voluntary Deferral. To the extent that your stock ownership requirement has been met, as determined by the Committee, the underlying Shares shall be issued to you, or be assignable or transferable by you per your election under the terms of the Non-Employee Director Deferred Compensation Plan (or any similar plan or program) in which you are eligible to participate.

(c) Effect of Termination of Service. Upon your termination of service as a Director of the Company for any reason other than by removal for cause, all Restricted Stock Units shall,

to the extent not previously vested or forfeited as provided herein, immediately vest, and the underlying Shares shall immediately be issuable to you in full without restrictions on transferability. Upon your termination of service as a Director by removal for cause, all Restricted Stock Units and the underlying Shares, including any Shares accrued in connection with the payment of dividends as provided in Section 5 below, shall immediately be forfeited, whether or not previously vested.

3. Non-Transferability. Subject to the provisions of Section 2 hereof, the rights represented by the Restricted Stock Units and the underlying Shares related thereto shall not be assignable or transferable, or otherwise alienated or pledged or hypothecated or otherwise encumbered under any circumstances. Any purported or attempted assignment, transfer, alienation, pledge, hypothecation or encumbrance of the Restricted Stock Units or the underlying Shares related thereto prior to their issuance to you shall be null and void and shall result in the immediate forfeiture of such Restricted Stock Units, including the underlying Shares, and cancellation of this Agreement.

4. Modification and Waiver. Except as provided in the Plan with respect to determinations of the board of directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) and subject to the Committee’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and the Company; provided that changes, modifications and amendments not detrimental to you may be made in writing signed only by the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

5. Dividends. Dividends with respect to the Restricted Stock Units shall accrue beginning on the Date of Grant through the Termination Date, at which time such accrued dividends shall be paid out in the form of additional Shares based on the Fair Market Value of a share of the Company’s common stock on the business day prior to the Termination Date. The accrued dividends that shall be paid out to you shall be only such amount that has accrued with respect to the underlying Shares that vest on the Vesting Date or as described in Section 2(c) above.

6. Governing Law. This Agreement shall be governed by United States federal law and, to the extent not preempted thereby, by the laws of the State of Delaware. Capital One and you hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in any city or county of Delaware for resolution of any and all claims, causes of action or disputes arising out of this Agreement. You and Capital One agree that the court shall not set aside the Committee’s determinations unless there is clear and convincing evidence of bad faith or fraud.

7. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, except as provided otherwise herein, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

8. Bound by Plan. In consideration of this grant of Restricted Stock Units, you agree that you will comply with such conditions as the Board and the Committee may impose on the Restricted Stock Units and be bound by the terms of the Plan.

9. Binding Effect. This Agreement shall be binding upon, enforceable against and inure to the benefit of you and your legatees, distributees and personal representatives, and the Company and its successors and assigns.

10. Rights as a Stockholder. You shall have no rights of a stockholder with respect to the underlying Shares related to the Restricted Stock Units, including, but not limited to, the right to vote and to receive dividends, unless and until such Shares are transferred to you pursuant to the Plan and this Agreement.
11. Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.
12. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

13. Miscellaneous. In accepting the grant, you acknowledge and agree that:

(a) this Agreement is intended to comply with the applicable requirements of Section 409A of the Code as it relates to U.S. taxpayers and shall be limited, construed and interpreted in a manner so as to comply therewith;

(b) your obligations under this Agreement shall survive any termination of your service for any reason;

(c) any of the Company’s rights or remedies under this Agreement shall be cumulative and in addition to whatever other remedies the Company may have under law or equity;

(d) the Company may, to the maximum extent permitted by applicable law and Section 409A of the Code as it relates to U.S. taxpayers, retain for itself funds or securities otherwise payable to you pursuant to this Agreement to satisfy any obligation or debt that you owe the Company, including any obligations hereunder. The Company may not retain such funds or securities until such time as they would otherwise be distributable to you in accordance with this Agreement;

(e) the Company reserves the right to impose other requirements on the Restricted Stock Units, any Shares acquired pursuant to the Restricted Stock Units, and your participation in the Plan, to the extent Capital One determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Restricted Stock Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing; and

(f) Capital One from time to time distributes and makes available disclosure documents, including a prospectus, relating to the Plan. You may also contact the HR Help Center to obtain copies of the Plan disclosure documents and the Plan. You represent that you are familiar with the terms of the Plan and have had the opportunity to ask questions and receive answers concerning the terms and conditions of the Restricted Stock Units. As a condition of this award and your right to receive Restricted Stock Units and the underlying Shares, you must accept this Agreement. By doing so, you confirm the accuracy of the statement set forth in the third sentence of this paragraph, acknowledge receipt of the Plan and the Plan disclosure documents and evidence your acceptance of and agreement to be bound by the terms of this Agreement and the Plan.